Exhibit 99.1

United Airlines Announces

Strong First-Quarter 2016 Performance

Mainline on-time arrival improvement of 14 points year-over-year;

best quarterly on-time performance since the merger

UAL reports meaningful EPS of $1.23 excluding special items;

$0.88 including special items

CHICAGO, April 20, 2016 – United Airlines (UAL) today reported its first-quarter 2016 financial results.

•	Excluding special items, UAL reported first-quarter net income of $435 million, earnings per share of $1.23 per diluted share and pre-tax earnings of $688 million.
•	Including special items, UAL reported first-quarter net income of $313 million, earnings per share of $0.88 per diluted share and pre-tax earnings of $494 million.
•	During the first quarter of 2016, the company repurchased $1.5 billion worth of its common stock, representing approximately 8 percent of shares outstanding.

“I am extremely proud of United’s nearly 86,000 aviation professionals for their contributions to these strong results – including the improvements in our reliability, customer satisfaction and financial performance,” said Oscar Munoz, president and chief executive officer of United Airlines. “As we accelerate United’s path forward, we will continue to focus on running a great airline today while innovating for tomorrow.”

First-Quarter Revenue

For the first quarter of 2016, total revenue was $8.2 billion, a decrease of 4.8 percent year-over-year. First-quarter 2016 consolidated passenger revenue per available seat mile (PRASM) decreased 7.4 percent and consolidated yield decreased 6.1 percent compared to the first quarter of 2015. The decline in PRASM continues to be driven by economic factors including a strong U.S. dollar and lower oil prices. In addition, the company experienced a larger-than-anticipated decrease in close-in business travel during the weeks surrounding the Easter holiday and spring break.

The company continues to focus on providing customers options to personalize their travel experience and, this quarter, launched its new bundled products offering, which is exceeding expectations.

United Airlines Announces Strong First-Quarter 2016 Performance

First-Quarter Costs

Total operating expense excluding special charges was $7.4 billion in the first quarter, down 5.7 percent year-over-year. Including special charges, total operating expense was $7.5 billion, a 4.1 percent decrease year-over-year. The decrease was largely driven by lower oil prices. Consolidated unit cost (CASM), excluding special charges, third-party business expenses, fuel and profit sharing, increased 1.3 percent compared to the first quarter of 2015. Consolidated CASM including those items decreased 5.7 percent year-over-year.

Liquidity and Capital Allocation

In the first quarter, UAL generated $1.2 billion in operating cash flow, $376 million in free cash flow and ended the quarter with $5.3 billion in unrestricted liquidity, including $1.35 billion of undrawn commitments under its revolving credit facility. During the first quarter, the company continued to invest in its business through gross capital expenditures of approximately $820 million, excluding fully reimbursable projects, and repurchased $1.5 billion worth of its common stock, representing approximately 8 percent of shares outstanding.

UAL earned a 20.8 percent return on invested capital for the 12 months ended March 31, 2016.

For more information on UAL’s second-quarter 2016 guidance, please visit ir.united.com for the company’s investor update.

Recent Accomplishments

Operations and Employees

•	Reported best quarterly on-time performance since the merger with a mainline arrival rate of 71.9 percent.
•	Achieved best quarterly mishandled bag rate since the merger.
•	Employees earned cash-incentive payments of approximately $30 million for achieving operational performance goals.
•	Reached ratified agreements with more than half of represented employees – pilots, dispatchers and IAM-represented employees. The company remains focused on getting contracts like these for flight attendants and technicians.

Network and Fleet

•	Announced new international routes including service between San Francisco and Hangzhou, China and San Francisco and Singapore, both with the Boeing 787-9 Dreamliner and subject to government approval.
•	Launched the first-ever nonstop service between San Francisco and Tel Aviv.
•	Announced a joint venture revenue-sharing agreement with Air New Zealand.
•	Signed a multi-year agreement to strengthen partnership and established a joint strategic initiative with Air China.
•	Ordered 65 customer-pleasing, two-cabin Boeing 737-700 aircraft, reducing reliance on 50-seat aircraft.

United Airlines Announces Strong First-Quarter 2016 Performance

Customer Experience

•	Achieved highest customer satisfaction score in the combined company’s history.
•	United’s industry-leading mobile app topped 21 million downloads and was used by 50 percent of MileagePlus members when traveling.
•	First U.S. airline to use commercial-scale volumes of biofuel for regularly scheduled flights.

About United

United Airlines and United Express operate an average of 5,000 flights a day to 336 airports across six continents. In 2015, United and United Express operated more than 1.5 million flights carrying more than 140 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 715 mainline aircraft, and this year, the airline anticipates taking delivery of 21 new Boeing aircraft, including 737 NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 86,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “goals” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any

United Airlines Announces Strong First-Quarter 2016 Performance

management changes; labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per share data)	2016	2015
Operating revenue:
Passenger: (A)
Mainline	$5,577	$5,938	(6.1)
Regional	1,413	1,482	(4.7)

Total passenger revenue	6,990	7,420	(5.8)
Cargo	194	242	(19.8)
Other operating revenue	1,011	946	6.9

Total operating revenue	8,195	8,608	(4.8)

Operating expense:
Salaries and related costs	2,490	2,301	8.2
Aircraft fuel (B)	1,218	1,864	(34.7)
Landing fees and other rent	525	543	(3.3)
Regional capacity purchase	522	570	(8.4)
Depreciation and amortization	479	429	11.7
Aircraft maintenance materials and outside repairs	402	397	1.3
Distribution expenses	303	312	(2.9)
Aircraft rent	178	201	(11.4)
Special charges (C)	190	64	NM
Other operating expenses	1,239	1,186	4.5

Total operating expense	7,546	7,867	(4.1)

Operating income	649	741	(12.4)

Nonoperating income (expense):
Interest expense	(159)	(173)	(8.1)
Interest capitalized	14	12	16.7
Interest income	8	5	60.0
Miscellaneous, net (C)	(18)	(74)	(75.7)

Total nonoperating expense	(155)	(230)	(32.6)

Income before income taxes	494	511	(3.3)
Income tax expense (D)	181	3	NM

Net income	$313	$508	(38.4)

Earnings per share, basic	$0.88	$1.33	(33.8)

Earnings per share, diluted	$0.88	$1.32	(33.3)

Weighted average shares, basic	354	382	(7.3)
Weighted average shares, diluted	355	384	(7.6)

NM Not meaningful

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	Select passenger revenue information is as follows (in millions):

	1Q 2016 Passenger Revenue (millions)	Passenger Revenue vs. 1Q 2015	PRASM vs. 1Q 2015	Yield vs. 1Q 2015	Available Seat Miles vs. 1Q 2015
Domestic	$2,868	(2.8%)	(5.5%)	(4.3%)	2.8%

Atlantic	1,040	(11.9%)	(8.9%)	(4.1%)	(3.3%)
Pacific	952	(10.1%)	(9.4%)	(7.8%)	(0.8%)
Latin America	717	(4.0%)	(14.5%)	(15.1%)	12.3%

International	2,709	(9.3%)	(10.5%)	(8.7%)	1.4%

Mainline	5,577	(6.1%)	(8.0%)	(6.5%)	2.1%
Regional	1,413	(4.7%)	(4.1%)	(3.7%)	(0.5%)

Consolidated	$6,990	(5.8%)	(7.4%)	(6.1%)	1.8%

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2016	2015
Mainline fuel expense excluding hedge impacts	$885	$1,396	(36.6)
Hedge losses reported in fuel expense (a)	(138)	(161)	NM

Total mainline fuel expense	1,023	1,557	(34.3)
Regional fuel expense	195	307	(36.5)

Consolidated fuel expense	1,218	1,864	(34.7)
Cash paid on settled hedges that did not qualify for hedge accounting (b)	(5)	(39)	NM

Fuel expense including all losses from settled hedges	$1,223	$1,903	(35.7)

Mainline fuel consumption (gallons)	734	737	(0.4)
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.21	$1.89	(36.0)
Mainline average aircraft fuel price per gallon	$1.39	$2.11	(34.1)
Mainline average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting	$1.40	$2.17	(35.5)
Regional fuel consumption (gallons)	156	159	(1.9)
Regional average aircraft fuel price per gallon	$1.25	$1.93	(35.2)

Consolidated fuel consumption (gallons)	890	896	(0.7)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.21	$1.90	(36.3)
Consolidated average aircraft fuel price per gallon	$1.37	$2.08	(34.1)
Consolidated average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting	$1.37	$2.12	(35.4)

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness losses on settled hedges and losses on settled hedges that were not designated for hedge accounting. Ineffectiveness gains (losses) and gains (losses) on hedges that do not qualify for hedge accounting are recorded in Nonoperating income (expense): Miscellaneous, net.

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C)	Special items include the following:

	Three Months Ended March 31,
(In millions)	2016	2015
Operating:
Labor agreement costs	$100	$—
Cleveland airport lease restructuring	74	—
Severance and benefit costs	8	50
(Gains) losses on sale of assets and other special charges	8	14

Special charges	190	64

Nonoperating and income taxes:
Loss on extinguishment of debt and other	8	6
Income tax benefit related to special charges	(72)	—

Total operating and nonoperating special charges, net of income taxes	126	70
Mark-to-market (MTM) losses from fuel derivative contracts settling in future periods	—	36
Prior period losses on fuel derivative contracts settled in the current period	(4)	(32)

Total special items, net of income taxes	$122	$74

2016 - Special items

Labor agreement costs: The fleet service, passenger service, storekeeper and other employees represented by the Int’l Association of Machinists and Aerospace Workers ratified seven new contracts with the company which extended the contracts through 2021. The company recorded a $100 million ($64 million net of taxes) special charge for bonus payments to be made in conjunction with the ratification of these contracts.

Cleveland airport lease restructuring: During the three months ended March 31, 2016, the City of Cleveland agreed to amend the lease, which runs through 2029, associated with certain excess airport terminal space (principally Terminal D) and related facilities at Hopkins International Airport (“Cleveland”). The company recorded an accrual for remaining payments under the lease for facilities that the company no longer uses and will continue to incur costs under the lease without economic benefit to the company. This liability was measured and recorded at its fair value when the company ceased its right to use such facilities leased to it pursuant to the lease. The company reduced its flight operations at Cleveland in 2014 and had been evaluating its options for the excess space. The company recorded a net charge of $74 million ($47 million net of taxes) related to the amended lease.

Severance and benefit costs: During the three months ended March 31, 2016, the company recorded $8 million ($5 million net of taxes) of severance and benefit costs primarily related to a voluntary early-out program for its flight attendants. In 2014, more than 2,500 flight attendants elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through the end of 2016.

Loss on extinguishment of debt and other: During the three months ended March 31, 2016, the company recorded $8 million of losses due to exchange rate changes in Venezuela applicable to funds held in local currency.

MTM losses from fuel derivative contracts settling in future periods and prior period losses on fuel derivative contracts settled in the current period: The company uses certain combinations of derivative contracts that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. Additionally, the company may enter into contracts at different times and later combine those contracts into structures designated for hedge accounting. As with derivatives that qualify for hedge accounting, the economic hedges and individual contracts are part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company records changes in the fair value of these various contracts that are not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months ended March 31, 2016, the company did not record any MTM gains or losses on fuel derivative contracts that will settle in future periods. For fuel derivative contracts that settled in the three months ended March 31, 2016, the company recorded MTM losses of $4 million in prior periods.

United Airlines Announces Strong First-Quarter 2016 Performance

2015 - Special items

Severance and benefit costs: During the three months ended March 31, 2015, the company recorded $50 million of severance and benefit costs primarily related to a voluntary early-out program for its flight attendants. In 2014, more than 2,500 flight attendants elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through the end of 2016.

(Gains) losses on sale of assets and other special charges: During the three months ended March 31, 2015, the company recorded $18 million of integration-related charges, $5 million of other charges, and approximately $9 million of gains on the sale of assets.

Loss on extinguishment of debt and other: During the three months ended March 31, 2015, the company recorded $6 million of losses as part of Nonoperating income (expense): Miscellaneous, net due to the write-off of the debt discount related to the redemption of the 6% Notes due 2026 and 6% Notes due 2028.

MTM losses from fuel derivative contracts settling in future periods and prior period losses on fuel derivative contracts settled in the current period: The company uses certain combinations of derivative contracts that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. Additionally, the company may enter into contracts at different times and later combine those contracts into structures designated for hedge accounting. As with derivatives that qualify for hedge accounting, the economic hedges and individual contracts are part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company records changes in the fair value of these various contracts that are not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months ended March 31, 2015, the company recorded $36 million in MTM losses on fuel derivative contracts that will settle in future periods. For fuel derivative contracts that settled in the three months ended March 31, 2015, the company recorded MTM losses of $32 million in prior periods.

(D)	The company’s effective tax rate for the three months ended March 31, 2016 was 36.6%, which represented a blend of federal, state and foreign taxes and the impact of certain nondeductible items. The effective rate for the three months ended March 31, 2015 was 0.5% due primarily to the existing income tax valuation allowance against deferred income tax assets, primarily net operating losses. During 2015, after considering all positive and negative evidence, the company concluded that its deferred income taxes would be more likely than not to be realized. The company released substantially all of its valuation allowance in 2015.

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended March 31,		% Increase/ (Decrease)
	2016	2015
Mainline:
Passengers (thousands)	22,277	21,378	4.2
Revenue passenger miles (millions)	40,856	40,660	0.5
Available seat miles (millions)	51,165	50,125	2.1
Cargo ton miles (millions)	622	662	(6.0)
Passenger load factor:
Mainline	79.9%	81.1%	(1.2	) pts.
Domestic	83.4%	84.4%	(1.0	) pt.
International	76.5%	78.1%	(1.6	) pts.
Passenger revenue per available seat mile (cents)	10.90	11.85	(8.0)
Average yield per revenue passenger mile (cents)	13.65	14.60	(6.5)
Aircraft in fleet at end of period	719	700	2.7
Average stage length (miles)	1,859	1,917	(3.0)
Average daily utilization of each aircraft (hours)	9:36	9:55	(3.2)

Regional:
Passengers (thousands)	9,810	10,144	(3.3)
Revenue passenger miles (millions)	5,726	5,784	(1.0)
Available seat miles (millions)	7,108	7,144	(0.5)
Passenger load factor	80.6%	81.0%	(0.4	) pts.
Passenger revenue per available seat mile (cents)	19.88	20.74	(4.1)
Average yield per revenue passenger mile (cents)	24.68	25.62	(3.7)
Aircraft in fleet at end of period	503	532	(5.5)
Average stage length (miles)	575	561	2.5

Consolidated (Mainline and Regional):
Passengers (thousands)	32,087	31,522	1.8
Revenue passenger miles (millions)	46,582	46,444	0.3
Available seat miles (millions)	58,273	57,269	1.8
Passenger load factor	79.9%	81.1%	(1.2	) pts.
Passenger revenue per available seat mile (cents)	12.00	12.96	(7.4)
Total revenue per available seat mile (cents)	14.06	15.03	(6.5)
Average yield per revenue passenger mile (cents)	15.01	15.98	(6.1)
Aircraft in fleet at end of period	1,222	1,232	(0.8)
Average stage length (miles)	1,461	1,473	(0.8)
Average full-time equivalent employees (thousands)	82.5	81.7	1.0

Note:	See Part II, Item 6 Selected Financial Data of the company’s annual report on Form 10-K for the year ended December 31, 2015 for the definition of these statistics.

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including income (loss) before income taxes excluding special items, net income (loss) excluding special items, net earnings (loss) per share excluding special items, and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that adjusting for special items is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. In addition, the company believes that adjusting for MTM gains and losses from fuel derivative contracts settling in future periods and prior period gains and losses on fuel derivative contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled fuel derivative contracts in a given period. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. UAL also believes that adjusting capital expenditures for fully reimbursable projects is useful to investors in order to appropriately reflect the non-reimbursable funds spent on capital expenditures.

	Three Months Ended March 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2016	2015
Operating expenses	$7,546	$7,867	$(321)	(4.1)
Less: Special charges (C)	190	64	126	NM

Operating expenses, excluding special charges	7,356	7,803	(447)	(5.7)
Less: Third-party business expenses	67	66	1	1.5
Less: Fuel expense	1,218	1,864	(646)	(34.7)
Less: Profit sharing, including taxes	93	70	23	32.9

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,978	$5,803	$175	3.0

Income before income taxes	$494	$511	$(17)	(3.3)
Less: Special items before income taxes (C)	194	74	120	NM

Income before income taxes and excluding special items	$688	$585	$103	17.6

Net income	$313	$508	$(195)	(38.4)
Less: Special items, net of tax (C)	122	74	48	NM

Net income, excluding special items	$435	$582	$(147)	(25.3)

Diluted earnings per share	$0.88	$1.32	$(0.44)	(33.3)
Add back: Special items, net of tax	0.35	0.20	0.15	NM

Diluted earnings per share, excluding special items	$1.23	$1.52	$(0.29)	(19.1)

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,		% Increase/ (Decrease)
	2016	2015
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.47	12.99	(4.0)
Less: Special charges (C)	0.37	0.13	NM

CASM, excluding special charges	12.10	12.86	(5.9)
Less: Third-party business expenses	0.13	0.13	—

CASM, excluding special charges and third-party business expenses	11.97	12.73	(6.0)
Less: Fuel expense	2.00	3.10	(35.5)

CASM, excluding special charges, third-party business expenses and fuel	9.97	9.63	3.5
Less: Profit sharing per available seat mile	0.18	0.14	28.6

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.79	9.49	3.2

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	12.95	13.74	(5.7)
Less: Special charges (C)	0.33	0.11	NM

CASM, excluding special charges	12.62	13.63	(7.4)
Less: Third-party business expenses	0.11	0.12	(8.3)

CASM, excluding special charges and third-party business expenses	12.51	13.51	(7.4)
Less: Fuel expense	2.09	3.25	(35.7)

CASM, excluding special charges, third-party business expenses and fuel	10.42	10.26	1.6
Less: Profit sharing per available seat mile	0.16	0.13	23.1

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	10.26	10.13	1.3

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

CAPITAL EXPENDITURES AND FREE CASH FLOW

Capital Expenditures (in millions)	Three Months Ended March 31, 2016
Capital expenditures – GAAP	$816
Property and equipment acquired through the issuance of debt	59
Airport construction financing	9
Fully reimbursable projects	(61)

Adjusted capital expenditures – Non-GAAP	$823

Free Cash Flow (in millions)	Three Months Ended March 31, 2016
Net cash provided by operating activities	$1,199
Less adjusted capital expenditures – Non-GAAP	823

Free cash flow	$376

United Airlines Announces Strong First-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is a Non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits.

(in millions)	Twelve Months Ended March 31, 2016
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$4,601
NOPAT adjustments (b)	1,078

NOPAT	$5,679

Effective cash tax rate (c)	0.3%

Invested Capital (five-quarter average)
Total assets	$39,966
Invested capital adjustments (d)	12,617

Average Invested Capital	$27,349

Return on Invested Capital	20.8%

Notes:	Twelve Months Ended March 31, 2016

(a) Non-GAAP Financial Reconciliation
Pre-tax income	$4,202
Add: Special items	399

Pre-tax income excluding special items	$4,601

(b)	NOPAT adjustments include: adding back (net of tax shield) interest expense, the interest component of capitalized aircraft rent, and net interest on pension.
(c)	Effective cash tax rate is calculated by dividing cash taxes paid by adjusted pre-tax income.
(d)	Invested capital adjustments include: adding back capital aircraft rent (at 7.0X) and deferred income taxes, less advance ticket sales, frequent flyer deferred revenue, tax valuation allowance, and other non-interest bearing liabilities.

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